Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

April 21, 2009

Regency Centers Corporation One Independent Drive - Suite 114 Jacksonville, FL 32202

Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (Registration No. 333-158635) of Regency Centers Corporation (“Regency”) under the Securities Act of 1933, as amended, for the issuance of an aggregate of 8,700,000 shares of common stock, par value $0.01 per share, of the Company (the “Underwritten Shares”) and, at the option of the underwriters, up to an additional 1,300,000 shares of common stock of the Company (the “Option Shares”) (the Option Shares, together with the Underwritten Shares, the “Shares”).

In connection with the issuance of the Shares, we have examined and are familiar with: (a) the articles of incorporation and bylaws of Regency, as presently in effect, (b) the proceedings of and actions taken by the board of directors of Regency and a duly authorized committee of the Board of Directors in connection with the issuance of the Shares and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Shares have been duly authorized, and when duly issued and delivered against payment therefor, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares dated April 21, 2009. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FOLEY & LARDNER LLP

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